Exhibit 10.17

Baxalta Incorporated

Equity Plan

July 1, 2015

1.	Purpose

This Equity Plan (the “Plan”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxalta Incorporated (“Baxter”), effective as of July 1, 2015.

For avoidance of doubt, all grants made under this Plan shall be made on or after the date on which the stock Baxalta is distributed to the shareholders of Baxter International Inc. and shall not be subject to adjustment in the manner described in the Employee Matters Agreement between Baxter International Inc. and Baxalta.

2.	Participants

Participants in this Plan (each a “Participant”) shall be employees of Baxalta or its subsidiaries (the “Company”) to whom awards of equity are made by the Committee, or any person to whom the Committee delegates the authority to make awards, under this Plan.

3.	Awards

Each grant of equity (an “Award”) shall be made pursuant to and for the purposes stated in the Baxalta Incorporated 2015 Incentive Plan, or such other stock incentive plan as may be designated by the Committee (the “Program”). Unless otherwise indicated, terms defined in the Program shall have the same meaning in this Plan.

This Plan provides terms that apply to awards of stock options (“Options”) and restricted stock units (“RSUs”). An award to any given Participant may be only Options, only RSUs, or any combination of Awards available under the Program.

Participants receive grant communication letters notifying them of their Awards. The Program and this Plan provide the definitive terms of each Award; provided that a grant communication letter may include alternative terms with respect to vesting, in which case the vesting terms in the grant communication letter shall govern.

The grant date for an Award shall be the date of approval thereof by the Incentive Committee, or for eligible French employees, as soon thereafter as practicable pursuant to applicable French law as provided in the attached French Addendum, which shall govern such grants (the “Grant Date”).

The purchase price for each share of Common Stock subject to an Option shall be the Fair Market Value of a share of Common Stock on the Grant Date. Options are not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”).

Baxalta has not selected any country as its home member state under the European Union Directive 2003/71/EC, and the grant of Awards pursuant to this Plan is simultaneous.

4.	Options

4.1. Except for Options granted to employees of the Company’s subsidiaries in France, Options shall become exercisable as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date. Options granted to employees of the Company’s subsidiaries in France shall become exercisable on the fourth anniversary of the Grant Date. If Options would become exercisable on a date that is not a business day, they will become exercisable on the next business day. A business day is any day on which the Company’s Common Stock is traded on the New York Stock Exchange. After Options become exercisable (in each case, in whole or in part) and until they expire, the Options may be exercised in whole or in part in the manner specified by the Committee. Under no circumstances may Options be exercised after they have expired. Shares of Common Stock may be used to pay the purchase price for shares of Common Stock to be acquired upon exercise of Options or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Committee.

4.2. If a Participant’s employment with the Company terminates before the Participant’s Options becomes exercisable, the Options will expire when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below) or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.

4.3. If a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6, and except in the event of a Qualifying Retirement (as provided in Section 4.4), the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the fifth anniversary of the termination date.

4.4. If the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company (including prior employment with Baxter International Inc. or its subsidiaries), is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 4.1, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in (i), which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) will expire on the fifth anniversary of the termination date.

4.5. If the employment of a Participant is terminated due to death or disability, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall vest immediately, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) will expire on the fifth anniversary of the termination date.

4.6. Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date; provided, however, that Options granted to employees residing in Switzerland on the Grant Date shall expire on the eleventh anniversary of the Grant Date. If Options would expire on a date that is not a business day, they will expire at the close of business on the last business day preceding that date. A business day is any day on which the Common Stock is traded on the New York Stock Exchange.

4.7. Except as the Committee may otherwise provide, Options may only be exercised by the Participant, the Participant’s legal representative, or a person to whom the Participant’s rights in the Options are transferred by will or the laws of descent and distribution.

4.8. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

4.9. A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.

4.10. Except to the extent that it would cause the Option to be subject to Section 409A of the Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SARs shall be equal to the Option Price of the related Options, the term of the substitute SARs shall not exceed the term of the related Options, and the terms and conditions applicable to the substitute SARs shall otherwise be substantially the same as those applicable to the related Options replaced by the substitute SARs. Upon exercise, the SARs will be settled in Common Stock.

5.	Restricted Stock Units

5.1. RSUs are subject to being earned and vested on the third anniversary of the Grant Date (as applicable, the “Vesting Date”). If RSUs would become earned and vested on a date that is not a business day, the next business day shall be the Vesting Date. The Company will deliver or otherwise make available to the Participant within 2 1/2 months following the applicable Vesting Date one share of Common Stock for each RSU that vests.

5.2. If a Participant’s employment with the Company terminates before an RSU Vesting Date, the RSU will be forfeited when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and payout.

5.3. If the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 5.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 5.1, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

5.4. If the employment with the Company of a Participant is terminated due to death or disability, the RSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, all the RSUs shall pay out within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall pay out as provided in (i), which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

5.5. The RSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

5.6. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

5.7. Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 5.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the RSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive additional RSUs with respect to the RSUs based upon the dividends and distributions paid on shares of Common Stock to the same extent as if each RSU were a share of Common Stock, which additional RSUs shall be delivered or made available at the same time and to the same extent as the RSUs to which they relate or as otherwise determined by the Company.

6.	Change in Control

In the event of a Change in Control of Baxalta, the vesting of outstanding Awards shall be as determined under the Program.

7.	Program Controls

Except as specifically provided in the Plan, in the event of any inconsistency between the Plan and the Program, the Program will control, but only to the extent such provisions will not violate the provisions of section 409A of the Code.

Exhibit 10.17

BAXALTA INCORPORATED

French Addendum

1.	PURPOSES OF THIS ADDENDUM

This Addendum (the “French Addendum”) to the Baxalta Incorporated Quarterly Equity Plan, Incentive Committee Grant (the “Plan”) provides the terms for Options granted to Eligible French Participants (as defined below).

Except as otherwise expressly provided in this French Addendum, the terms of awards shall be as provided in and governed by the Plan. Terms not otherwise defined herein shall have the meanings provided in the Plan.

Awards granted under this French Addendum are restricted to Options satisfying the conditions set forth in the French Commercial Code (articles L.225-177 to L.225-I85) and such Options are intended to be eligible for a tax-favored regime.

2.	PARTICIPANTS

Options may only be granted under this French Addendum to employees (“Eligible French Participants”) of companies in which the Company holds at least ten percent (10%) of the voting rights or equity, directly or indirectly. No individual in France holding more than ten percent of the issued equity of the Company can be an Eligible French Participant.

3.	AWARDS

3.1. Grant of Options

No Options may be granted under this French Addendum: (a) before the end of a period of twenty (20) trading days following (i) a dividend record date for any dividend or (ii) an agreement by the shareholders of the Company to increase the issued share capital of the Company; (b) within a period of ten (10) trading days before and after the publication of consolidated accounting results of the Company (e.g., the filing of an Annual Report on Form 10-K); or (c) within a period beginning with the date upon which the Company’s executive officers become aware of any nonpublic information that, if it were to become publicly known, would reasonably be expected to affect the value of the Company’s shares of Common Stock and ending ten (10) trading days after that information has been publicized.

The Grant Date shall be the date as of which the Committee approves grants to Eligible French Participants or as soon thereafter as possible, ensuring that the above restrictions are respected. The acquisition price of shares subject to Option (the “Option Price”) shall be established on the Grant Date.

3.2. Option Price

The Option Price shall be the greatest of (a) the Fair Market Value on the Grant Date; (b) eighty percent (80%) of the average opening price of a share of Common Stock over the twenty (20)

trading days preceding Grant Date; and (c) if treasury shares are used to satisfy exercise of the Option, eighty percent (80%) percent of the average repurchase price per share paid by the Company for such treasury shares.

3.3. Shares Available for Option

In no event shall the number of shares of Common Stock subject to outstanding unexercised Options granted pursuant to this French Addendum give right to subscribe shares exceeding one-third (1/3) of the Company’s share capital.

3.4. Options Giving Right to Purchase Previously Issued Shares

If an Option provides a right to purchase previously issued shares, the Company shall procure sufficient shares to satisfy the exercise of such Option at least one day prior to the Participant’s having the right to exercise such Option.

3.5. Characteristics of Shares

Shares issued pursuant to Options shall be non-bearer shares or shares held in an identifiable account.

3.6. Substitution of SARs for Options

Neither SARs nor any other incentive may be substituted for Options granted pursuant to this French Addendum.

3.7. Adjustment to Option Price

The number of Options and the Option Price for grants made pursuant to this French Addendum may be adjusted in connection with changes in capital operations described in article L.225-181 of the French Commercial Code so that economic rights are maintained.

4.	VESTING AND EXERCISE OF OPTIONS

4.1. Vesting

Options granted pursuant to this French Addendum shall first become exercisable on the fourth (4th) anniversary of the Grant Date.

4.2. Non-Transferability of Options — Death of the Participant

Options granted pursuant to this French Addendum shall be non-transferable and can only be exercised by the Eligible French Participant, or, in the event of the Eligible French Participant’s death, the heirs may exercise the Options (where previously vested or not) within six months of the date of the Eligible French Participant’s death.

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